Exhibit (a)(1)(C)

LIMELIGHT NETWORKS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the letter from Jeff Lunsford, dated May 15, 2008; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for restricted stock units as set forth in Section 2 of the Offer to Exchange. This offer expires at 5:00 p.m., Pacific Standard Time, on June 16, 2008, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, you will receive one restricted stock unit for every two (2) exchanged options as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options that were granted after April 1, 2007 and were granted under our Amended and Restated 2003 Incentive Compensation Plan or 2007 Equity Incentive Plan. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued active service to Limelight or one of its subsidiaries through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver the completed and attached election form via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery by 5:00 p.m., Pacific Standard Time, on June 16, 2008, unless extended, to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

Only responses that are complete, signed and actually received by Ms. Garcia by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the appropriate box:

☐  Yes, I wish to participate in the offer as to ALL of my eligible options.

All of my eligible options will be irrevocably cancelled on June 16, 2008.

OR

☐  Yes, I wish to participate in the offer as to my eligible options listed below (please list):

Option Number	Grant Date

My eligible options that are specifically listed above will be irrevocably cancelled on June 16, 2008.

Employee Signature

Employee Name (Please print)	Legal Name (Please print)

Date and Time	E-mail Address

RETURN TO KATE GARCIA, THE COMPANY’S HUMAN RESOURCES REPRESENTATIVE,
NO LATER THAN 5:00 P.M., PACIFIC STANDARD TIME, ON JUNE 16, 2008.

LIMELIGHT NETWORKS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

A properly completed and signed copy of this election form must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery on or before 5:00 p.m., Pacific Standard Time, on June 16, 2008 to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Limelight. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by June 16, 2008. Only responses that are complete, signed and actually received by Kate Garcia, the Company’s Human Resources representative, by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Limelight will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled. Your options that are accepted for exchange will be cancelled on the same U.S. business day as the expiration of the offer, which cancellation is scheduled to be June 16, 2008.

2.	Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Standard Time, on June 16, 2008. If Limelight extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although Limelight currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Standard Time, on July 14, 2008, you may withdraw your tendered options at any time thereafter.

To withdraw some or all of your tendered options you must deliver a signed and dated withdrawal form, with the required information, via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery while you still have the right to withdraw the tendered options to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.

To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

Your new election form must be submitted before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

3.	Tenders.

If you intend to tender options through the offer, you must tender all of your shares subject to each eligible option, except as noted herein.

You may pick and choose which of your eligible options you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Limelight of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to Kate Garcia, the Company’s Human Resources representative. Copies will be furnished promptly at Limelight’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The election form together with all other required documents must be received via facsimile, e-mail (via PDF or similar imaged document file) or by hand delivery before 5:00 p.m., Pacific Standard Time, on June 16, 2008 by the Company’s Human Resources representative, Kate Garcia, at:

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281
Fax: 602-850-5242
E-mail: kgarcia@llnw.com

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from Jeff Lunsford, dated May 15, 2008, before deciding to participate in the offer.

9.	Important Tax Information.

If you are subject to taxation in the United States, you should refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to taxation or social insurance contributions in Japan or the United Kingdom, you should refer to Schedules C and D of the Offer to Exchange, respectively, which contain important tax and social insurance information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

10.	Data Privacy Notice

To administer this offer, we must collect, use and transfer certain information regarding you and your eligible options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Limelight or its Subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•	the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to implement, administer and manage the program;

•	you can request from us a list with the names and addresses of any potential recipients;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.